Exhibit 99.5
AMENDMENT
TO
AMENDED AND RESTATED
STOCKHOLDER PROTECTION RIGHTS AGREEMENT
     This Amendment (this “Amendment”) is made and entered into as of March 29, 2006, by and between Covad Communications Group, Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company (“Agent”).
RECITALS
     WHEREAS, the Company and Agent are parties to that certain Amended and Restated Stockholder Protection Rights Agreement, dated as of November 1, 2001 (the “Agreement”);
     WHEREAS, as of the date of this Amendment the Flip-in Date (as defined in the Agreement) has not occurred;
     WHEREAS, Section 5.4 of the Agreement provides that the Agreement may be amended at the direction of the Company without the approval of the stockholders of the Company at any time prior to the Flip-in Date;
     WHEREAS, the Company, Covad Communications Company, a California corporation and a wholly-owned subsidiary of the Company, and EarthLink, Inc., a Delaware corporation (“Earthlink”), have entered into a Purchase Agreement (the “Purchase Agreement”) pursuant to which the Company will issue 6,134,969 shares of Common Stock and a 12% Senior Secured Convertible Note due 2011, which is initially convertible into 21,505,376 shares of Common Stock, which agreement has been approved by the Board of Directors of the Company;
     WHEREAS, this Amendment is a condition to the closing of the transactions contemplated by the Purchase Agreement; and
     WHEREAS, the Board of Directors of the Company has determined that an amendment to the Agreement as set forth herein is necessary and desirable in connection with the foregoing.
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Agent hereby agree as follows:
     1. Defined Terms. All capitalized terms used, but not defined, in this Amendment shall have the meanings given to such terms in the Agreement.
     2. Acquiring Person. The definition of “Acquiring Person” set forth in Section 1.1 of the Agreement shall be deleted and replaced in its entirety with the following:

     “‘Acquiring Person’ shall mean any Person who is a Beneficial Owner of 15% or more of the outstanding shares of Common Stock; provided, however, that the term ‘Acquiring Person’ shall not include any Person (i) who shall become the Beneficial Owner of 15% or more of the outstanding shares of Common Stock solely as a result of an acquisition by the Company of shares of Common Stock, until such time thereafter as such Persons shall become the Beneficial Owner (other than by means of a stock dividend or stock split) of any additional shares of Common Stock, (ii) who is the Beneficial Owner of 15% or more of the outstanding shares of Common Stock but who acquired Beneficial Ownership of shares of Common Stock without any plan or intention to seek or affect control of the Company, if such Person promptly enters into an irrevocable commitment promptly to divest, and thereafter promptly divests (without exercising or retaining any power, including voting, with respect to such shares), sufficient shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) so that such Person ceases to be the Beneficial Owner of 15% or more of the outstanding shares of Common Stock or (iii) who Beneficially Owns shares of Common Stock consisting solely of one or more of (A) shares of Common Stock Beneficially Owned pursuant to the grant or exercise of an option granted to such Person by the Company in connection with an agreement to merge with, or acquire, the Company at a time at which there is no Acquiring Person, (B) shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock), Beneficially Owned by such Person or its Affiliates or Associates at the time of grant of such option or (C) shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) acquired by Affiliates or Associates of such Person after the time of such grant which, in the aggregate, amount to less than 1% of the outstanding shares of Common Stock. In addition, the Company, any wholly-owned Subsidiary of the Company and any employee stock ownership or other employee benefit plan of the Company or a wholly-owned Subsidiary of the Company shall not be an Acquiring Person. Notwithstanding the foregoing, solely for purposes of determining the amount of Common Stock Beneficially Owned by EarthLink, Inc., a Delaware corporation, or its Affiliates or Associates (collectively, “EarthLink”), any Common Stock consisting solely of Primary Shares or Underlying Shares (each, as defined in that certain Purchase Agreement, dated March 15, 2006, among the Company, Covad Communications Company, a California corporation and a wholly-owned subsidiary of the Company, and Earthlink) or any shares of Common Stock received in respect of such Primary Shares or Underlying Shares pursuant to a stock split, dividend, recapitalization, merger or similar transaction (collectively, “Phase I Shares”) shall be disregarded for so long as such Phase I Shares are the only shares of Common Stock Beneficially Owned by EarthLink.”
     3. Entire Agreement. This Amendment and the Agreement shall constitute the entire understanding and agreement between the Company and the Agent with regard to the subjects hereof and thereof.
     4. No Other Modification. Except as set forth in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

     5. Counterparts. This Amendment may be executed in multiple counterparts or originals, and by the different parties hereto in separate counterparts or multiple originals, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
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     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

COVAD COMMUNICATIONS GROUP, INC.

By: Name:	/s/ Charles Hoffman Charles Hoffman
Title:	President and Chief Executive Officer

Attest:

By: Name:	/s/ Christopher Dunn Christopher Dunn
Title:	Chief Financial Officer

MELLON INVESTOR SERVICES LLC

By: Name:	/s/ Kerri Altig Kerri Altig
Title:	Vice President

Attest:

By: Name:	/s/ Asa Drew Asa Drew
Title:	Vice President